Exhibit 99.1

AMENDMENT No.1 TO

CONTRACTOR SERVICES AGREEMENT

This AMENDMENT No.1 (this “Amendment”), dated as of June 30, 2012, amends the CONTRACTOR SERVICES AGREEMENT, dated as of November 23, 2011 (the “Agreement”), by and between Li3 Energy, Inc., a Nevada corporation (the “Company”), and R&M Global Advisors, Inc., a Texas Limited Liability Company (“Contractor”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

INTRODUCTION

WHEREAS, the Company has identified an individual to serve as its Chief Financial Officer commencing on July 1, 2012; and

WHEREAS, the Contractor and the Company mutually desire that Executive’s services to the Company as its Interim Chief Financial Officer shall cease at the close of business on June 30, 2012.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

a)        Termination of Services. Executive’s services to the Company as Interim Chief Financial Officer under the Agreement shall cease at the close of business on June 30, 2012 (the “Termination Date”). The Company shall pay Contractor the amounts earned but unpaid under Sections 3 and 4 of the Agreement only through such Termination Date and shall remain obligated to reimburse Contractor for any Reimbursable Expenses incurred on or prior to the Termination Date. Commencing July 1, 2012, Section 2(a) and Section 3 of the Agreement shall be of no further force and effect.

b)        Continuation of Out-of-Scope Services. The Company may continue to request that Contractor provide Out-of-Scope Services pursuant to Section 2(b) of the Agreement, among other things, in connection with the Company’s transition to a non-interim Chief Financial Officer.

c)        Successor. The Company hereby consents to the assignment of Contractor’s rights and obligations under the Agreement by Contractor to any successor to Contractor’s business.

d)        Miscellaneous. Except as expressly modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Amendment. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. No amendment, modification, waiver, termination or discharge of any provision of this Amendment shall in any event be effective unless the same shall be in writing and signed by the parties hereto. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers.

Li3 Energy, Inc.

By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer

R&M Global Advisors, LLC

By:	/s/ Eric Marin
Name: Eric Marin
Title: Managing Partner

Acknowledged and agreed by: EXECUTIVE:

/s/ Eric Marin
Eric E. Marin

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